UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
(As Amended)

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
July 7, 2003
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(Date of earliest event reported)


LABORATORY CORPORATION OF AMERICA HOLDINGS
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(Exact name of registrant as specified in its
charter)


DELAWARE                1-11353             13-3757370
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(State or other        (Commission         (IRS Employer
jurisdiction of        File Number)         Identification
incorporation)                              Number


358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA
27215
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(Address of principal executive offices)

336-229-1127
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(Registrant's telephone number, including area code)

Explanatory Note:
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This 8-K/A is furnished to amend the Form 8K
furnished on July 7, 2003.















ITEM 9. Regulation FD Disclosure.

Burlington, NC, July 7, 2003 - Laboratory Corporation of America
Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced that it has entered into a marketing and distribution relationship with Atherotech, a leading cardiodiagnostic company and specialty reference laboratory, to offer its proprietary Vertical Auto Profile (VAP-Trade mark-) Cholesterol Test. The multi-year agreement includes a provision for the transfer of patented testing technology to LabCorp, after which, if certain conditions are met, LabCorp would become the first clinical laboratory licensed to perform the cardiovascular disease risk assessment assay within its own national laboratory system.

This innovative partnership will ensure broader patient access for Atherotech's VAP Test technology through LabCorp's extensive sales and distribution network, while adding an important test to LabCorp's already broad menu of esoteric assays for cardiovascular disease. According to the American Heart Association, coronary heart disease kills more Americans than any other illness, and reducing risk factors is extremely important. Atherotech's VAP Test is an expanded cholesterol test designed to improve the identification of people at risk for heart disease. It provides direct, detailed measurements of cholesterol subclasses that play important roles in the development of heart disease.

"We are pleased to offer the VAP Cholesterol Test as part of our broadly available menu of service offerings for cardiovascular disease," said
Myla Lai-Goldman, MD, executive vice president, medical director and chief scientific officer for LabCorp. "Many of our physician customers have been asking for this valuable test to help improve patient care. This initial strategic partnership with Atherotech is significant because it will increase patient access to important cardiovascular technology. We also continue to explore additional opportunities to further expand our relationship with Atherotech."

"Cardiovascular disease is a major public health problem affecting nearly 60 million Americans, and the need for increased access to effective cardiovascular disease risk assessment tools is clear," said Atherotech President and Chief Executive Officer Roseanne Varner. "This new marketing and distribution relationship with LabCorp allows us to reach significantly more physicians who need technologies like our VAP Test to develop appropriate cardiovascular therapies for their patients."

About Atherotech
Atherotech, based in Birmingham, Ala., is dedicated to improving the prevention, early diagnosis, and treatment of heart disease and other cardiovascular diseases that kill nearly 1 million people each year. The company's VAP Cholesterol Test, the new standard of care for cholesterol risk assessment, meets updated National Cholesterol
Education Program guidelines, which call for improved patient diagnosis and more aggressive treatment of heart disease. The test is reimbursed by a growing number of insurers and managed care organizations. For more information, visit the company's Web site at www.thevaptest.com.

About LabCorp
The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and over 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park,
North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.
Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


          LABORATORY CORPORATION OF AMERICA HOLDINGS
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                        (Registrant)

               By:/s/ BRADFORD T. SMITH
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                      Bradford T. Smith
                      Executive Vice President
                      and Secretary


Date: July 8, 2003